EXHIBIT 5.1

SIDLEY AUSTIN llp ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866
June 12, 2009
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304
Re:     Pulte Homes, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-4 (the “Registration Statement”) (File No. 333-158974) filed by Pulte Homes, Inc., a Michigan corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and the associated Series A Junior Participating Preferred Share Purchase Rights of the Company (the “Registered Rights”). The Registered Shares and the Registered Rights are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of April 7, 2009 (the “Merger Agreement”), by and among the Company, Pi Nevada Building Company, a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Centex Corporation, a Nevada corporation (“Centex”), which provides, among other things, that Merger Sub will merge with and into Centex, with Centex surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). The Registered Shares consist of (i) shares of Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to (A) Section 2.1(a) of the Merger Agreement, relating to shares of Centex outstanding at the effective time of the Merger, and (B) Sections 5.6(a)(ii) and 5.6(a)(iii) of the Merger Agreement, relating to restricted stock and stock units and performance units of Centex outstanding at the effective time of the Merger, and (ii) shares of Common Stock issuable upon exercise of options (the “Substitute Options”) resulting from the conversion of Centex stock options outstanding at the effective time of the Merger pursuant to Section 5.6(a)(i) of the Merger Agreement (the “Option Shares”). The terms of the Registered Rights are set forth in the Section 382 Rights Agreement, dated March 5, 2009 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent, as amended. The Merger is subject to satisfaction or waiver of a number of conditions, including approval by the shareholders of the Company of an amendment to the Company’s Restated Articles of Incorporation increasing the total number of shares of authorized Common Stock (the “Charter Amendment”).
     We are familiar with and have examined the Registration Statement, the Merger Agreement, the Rights Agreement, the Company’s Restated Articles of Incorporation and the
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Pulte Homes, Inc.
June 12, 2009

resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, the Charter Amendment and the issuance of the Registered Shares and the Registered Rights by the Company in connection with the Merger. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.
     Based on the foregoing, we are of the opinion that:
     1. Each Closing Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares and the Charter Amendment shall have been approved by the shareholders of the Company, (iii) the certificate of amendment to the Company’s Restated Articles of Incorporation reflecting the Charter Amendment shall have been filed in accordance with the Michigan Business Corporation Act (“MBCA”), (iv) the Merger shall have become effective under the Nevada Revised Statutes (“NRS”) and (v) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the Merger Agreement.
     2. Each Option Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares and the Charter Amendment shall have been approved by the shareholders of the Company, (iii) the certificate of amendment to the Company’s Restated Articles of Incorporation reflecting the Charter Amendment shall have been duly filed in accordance with the MBCA, (iv) the Merger shall have become effective under the NRS and (v) a certificate representing such Option Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Option Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the related Substitute Option and any applicable agreement or plan.
     3. The Registered Right associated with each Registered Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) such associated Registered Share shall have been duly issued as set forth in paragraph 1 or 2, as the case may be, and (iii)

Pulte Homes, Inc.
June 12, 2009

such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement.
     This letter is limited to the MBCA and the federal laws of the United States of America. We express no opinion as to matters related to securities or “blue sky” laws of any jurisdiction or any rules or regulations thereunder (other than the federal laws of the United States of America).
     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.
Very truly yours,
/s/ Sidley Austin LLP